UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 6, 2016

BUFFALO WILD WINGS, INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-24743	31-1455915
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 1600 Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   952-593-9943

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 6, 2016, Buffalo Wild Wings, Inc. (the “Company”) entered into a new credit agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) and the Lenders from time to time party thereto (the “Lenders”) and terminated its existing credit agreement. Wells Fargo serves as Administrative Agent, Swingline Lender, and Issuing Lender under the Credit Agreement. The Credit Agreement provides the Company with a committed $500,000,000 unsecured revolving credit facility (“Facility”). The Facility includes a letter of credit subfacility of $40,000,000 and a swingline loan subfacility of $20,000,000. The commitments under the Facility will expire on October 6, 2021, and any loans outstanding on such date will mature and be payable on such date. The Company’s obligations under the Facility are guaranteed by certain of its material domestic subsidiaries.

A loan under the Facility, other than a swingline loan, shall bear interest at a rate per annum equal to, at the election of the Company, either (i) a base rate as set forth in the Credit Agreement plus a margin ranging between 0.00%-0.75% based upon the Company’s consolidated total leverage ratio, or (ii) LIBOR for an interest period of one, two, three, six or twelve months as selected by the Company, reset at the end of the selected interest period, plus a margin ranging between 1.00%-1.75% based on the Company’s consolidated total leverage ratio. Any swingline loan made under the Facility shall bear interest at the base rate plus the margin applicable to a base rate loan. There is a floor on LIBOR of 0.00%.

In addition, the Company will pay a commitment fee on the average unused portion of the Facility at an initial rate per annum equal to 0.125% to be adjusted to a range of between 0.125% to 0.250% based on the Company’s consolidated total leverage ratio.

The Credit Agreement requires the Company to maintain (a) its consolidated fixed charge coverage ratio as of the end of each fiscal quarter at no less than 2.50 to 1.00 and (b) its consolidated total leverage ratio as of the end of each fiscal quarter at no more than 2.75 to 1.00. The Credit Agreement also contains other customary affirmative and negative covenants, including covenants that restrict the right of the Company and its subsidiaries to merge, to lease, to sell or otherwise dispose of any assets in excess of 15% of the consolidated total assets of the Company and its subsidiaries in any four quarter period, to incur indebtedness, to make investments and to grant liens on their assets, all subject to customary and negotiated exceptions.

The Credit Agreement contains customary events of default, the occurrence of which would permit the Lenders to terminate their commitments and accelerate loans (and require cash collateralization of letters of credit) under the Facility, including failure to make payments under the Facility, failure to comply with covenants in the Credit Agreement and other loan documents, cross default to other material indebtedness of the Company or any of its material subsidiaries, failure of the Company or any of its material subsidiaries to pay or discharge material judgments, bankruptcy of the Company or any of its material subsidiaries, and change of control of the Company.

Wells Fargo has performed and may continue to perform commercial banking and financial services for the Company and its subsidiaries for which they have received and will continue to receive customary fees.

The foregoing description of the Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with the execution of the Credit Agreement discussed in Item 1.01 above, the Company terminated its existing credit facility with Wells Fargo on October 6, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The discussion under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

10.1
Credit Agreement dated as of October 6, 2016 among Buffalo Wild Wings, Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUFFALO WILD WINGS, INC.

Date: October 7, 2016	By	/s/ Emily C. Decker
Emily C. Decker
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description	Manner of Filing
10.1
Credit Agreement dated as of October 6, 2016 among Buffalo Wild Wings, Inc., the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender
Filed Electronically